Exhibit 18.1

PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 28, 2014
TrueBlue Inc.
1015 A Street
Tacoma, WA 98402

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 28, 2014, of the facts relating to your change in the date of the annual impairment test for goodwill from the last day of the Company’s third fiscal quarter to the first day of the Company’s second fiscal quarter. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of TrueBlue, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 27, 2013. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of TrueBlue, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 27, 2013.

Yours truly,

/s/ Deloitte & Touche LLP
Seattle, Washington